UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 10, 2015
Date of Report (Date of earliest event reported)

ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11727 (Commission File Number)	73-1493906 (IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices, including zip code)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2015, Energy Transfer Partners, L.P. (“ETP”) entered into a Commitment Increase Agreement (the “Commitment Increase Agreement”) with the lenders party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Administrative Agent”) pursuant to which the lenders thereto severally agreed to provide $1.25 billion in aggregate incremental commitments under ETP's existing revolving credit facility provided pursuant to the Second Amended and Restated Credit Agreement, dated as of October 27, 2011 (as amended, supplemented and modified, the “Credit Agreement”), by and among ETP, the several banks and other financial institutions party thereto and the Administrative Agent. After giving effect to the Commitment Increase Agreement, the Credit Agreement permits ETP to borrow up to $3.75 billion on a revolving credit basis.
The disclosure contained in this Item 1.01 does not purport to be a complete description of the Credit Increase Agreement and is qualified in its entirety by reference to the Commitment Increase Agreement which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit
10.1
Commitment Increase Agreement by and among Energy Transfer Partners, L.P., the lenders party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the lenders dated as of February 10, 2015

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
	By:	Energy Transfer Partners GP, L.P. its general partner

	By:	Energy Transfer Partners, L.L.C. its general partner

Date: February 17, 2015	By:	/s/ Thomas P. Mason
Thomas P. Mason Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
10.1
Commitment Increase Agreement by and among Energy Transfer Partners, L.P., the lenders party thereto and Wells Fargo Bank, National Association, in its capacity as administrative agent for the lenders dated as of February 10, 2015